Exhibit 10.8

ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of the 16th day of August, 2004, by and between VESTIN FUND III, LLC, a Nevada limited liability company (“Assignor”) and VFIII HQ, LLC, a Nevada limited liability company (“Assignee”).

WITNESSETH:

        WHEREAS, Luke Properties, LLC, a Nevada limited liability company (“Luke”) is the owner of that certain real property with all buildings and improvements located thereon situated at 8379 W. Sunset Road, Las Vegas, Nevada 89113 and commonly known as the “Vestin Building” (the “Premises”); and

        WHEREAS, Luke and Assignor have entered into that certain Purchase Agreement dated as of August 1, 2004 (the “Purchase Agreement”) pursuant to which Luke has agreed to sell, and Assignor has agreed to buy, the Premises on the terms and conditions set forth in the Purchase Agreement; and

        WHEREAS, Assignor is the sole member of Assignee; and

        WHEREAS, Assignee has agreed to accept an assignment of Assignor's right, title and interest in the Purchase Agreement, and assume all obligations and duties of Assignor under said Purchase Agreement and under all other documents entered into by and between Assignor and Luke as set forth below.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

        1.  Assignor hereby assigns to Assignee all of its right, title and interest in and to the Purchase Agreement and all other documents (the “Closing Documents”) entered into by and between Assignor and Luke in connection with the purchase of the Premises.

        2.  Assignee, by signing below, evidences its acceptance of the assignment herein and agrees to the assumption of all obligations and duties of Assignor under the Purchase Agreement and the Closing Documents.

        3.  Assignor represents and warrants to Assignee that (i) Assignor has not previously assigned any of its right, title or interest under the Purchase Agreement or Closing Documents to any other person or party, and (ii) Assignor is not in default of any provision of the Purchase Agreement.

        4. The parties hereto shall execute, acknowledge, and deliver such other instruments and documents as may be reasonably necessary or appropriate to carry out the full intent and purpose of this Assignment.

        5.  This Assignment and the rights of the parties hereto shall be interpreted, governed, and construed in accordance with the laws of the State of Nevada, and venue of any action shall be brought in the U.S. Federal District Court or the State Courts of Nevada.

        6.  This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        7.  This Assignment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:		ASSIGNEE:

VESTIN FUND III, LLC, a Nevada limited liability company		VF III HQ, LLC, a Nevada limited liability company

By:	Vestin Mortgage, Inc., a Nevada corporation, its Sole Manager	By:	Vestin Fund III, LLC, a Nevada limited liability company, its Sole Member

			By:	Vestin Mortgage, Inc., a Nevada corporation, its Sole Manager

By:	/s/ Lance K. Bradford Name: Lance K. Bradford Title: Chief Financial Officer	By:	/s/ Lance K. Bradford Name: Lance K. Bradford Title: Chief Financial Officer